Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of ITC Holdings Corp. of our report dated June 28, 2012 related to the combined financial statements of the Transmission Business of Entergy Corporation and Subsidiaries as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, appearing in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

New Orleans, Louisiana

September 24, 2012